Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

Six Flags, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-76595) on Form S-3 and in the registration statement (No. 333-59249) on Form S-8 of Six Flags, Inc. of our report dated February 27, 2004, except note 15 which is as of March 10, 2004, with respect to the consolidated balance sheets of Six Flags, Inc. and subsidiaries (the Company) as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and other comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Six Flags, Inc. Our report refers to a change in the method of accounting for the Company’s investments in certain variable interest entities in 2003 and the reclassification of all periods presented to reflect this change. Our report also refers to a change in the methods of accounting for goodwill and other intangible assets in 2002 and accounting for derivative instruments and hedging activities in 2001.

KPMG LLP

Oklahoma City, Oklahoma
March 12, 2004